CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated May 24, 2004 on the consolidated financial statements for Sunburst Acquisitions IV, Inc. and subsidiary as of February 29, 2004, for each of the years ended February 29, 2004 and February 28, 2003, and for the period from inception (August 27, 1997) to February 29, 2004, and to references to our firm as accounting and auditing experts.

Denver, Colorado

October 10, 2005

/s/ COMISKEY & COMPANY

PROFESSIONAL CORPORATION

Certified Public Accountants & Consultants

789 Sherman Street, Suite 385, Denver, CO 80203

(303) 830-2255  Fax (303) 830-0876

info@comiskey.com

www.comiskey